EXHIBIT 23.2

                        Consent of KPMG Peat Marwick LLP

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Digital Biometrics, Inc. of our reports dated December 20, 1996, except as to Note 14 which is as of March 28, 1997, with respect to the balance sheets of Digital Biometrics, Inc. as of September 30, 1996 and 1995 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996, and related schedule, which reports appear in the September 30, 1996 Amended Annual Report on Form 10-K/A of Digital Biometrics, Inc.

Minneapolis, Minnesota
August 29, 1997

                                      /s/ KPMG PEAT MARWICK LLP